Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Announces Earnings of $994,478
for the First Quarter of 2007

April 18, 2007

Whiteville, NC - Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the first quarter of 2007 of $994,478 for the quarter ending March 31, 2007. Net income for the three month period ending March 31, 2007 was an increase of 17.6% over the same period in 2006. Basic earnings per share during the most recent quarter were $.21 per share compared to the earnings of $.18 per share for the first quarter of 2006. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The income reported for this period includes security gains of $206,941 on a pre-tax basis while the bank’s provision for loan losses increased $270,000 when compared with the same period of 2006. During 2006, Waccamaw issued 210,707 shares of additional common stock in order to increase capital to support growth and continued expansion and 59,192 shares preferred stock.

Waccamaw Bankshares reported total assets on March 31, 2007 of $431,057,000 reflecting a 28% increase for the year earlier quarter. Total loans increased by 19.3% to $323,367,000 and total deposits increased 26.10% to $357,482,000.

Jim Graham, President and CEO of Waccamaw Bankshares, said, “We are pleased with the growth in earnings performance for the first quarter of 2007. This is a time that many banks, including Waccamaw, are dealing with compression of the bank’s net interest margin and a slowing economic environment.  We are pleased with the growth and improved earnings despite these factors.

The first quarter of this year was the first full quarter of operation of our new Southport-Supply Road office and we are pleased with the reception that Waccamaw has received from the Southport area community.  We now operate eleven full service branches with a limited service office at Sunset Commons opening on April 25, 2007. The full service free standing office at Sunset Commons is being completed and will open in July of this year. Our second full service office in Horry County, located in Little River, is progressing and the project is now out for contractor bids. I am extremely proud of our staff’s performance as the bank continues to report significant progress in the early stages of 2007.”

Alan W. Thompson, Chairman of Waccamaw Bankshares, Inc., stated, “We are pleased with the financial returns delivered in the first quarter of 2007 as we continue to absorb significant expansion related expenses while delivering improved profitability. The banking franchise now serves four counties in Southeastern North Carolina and two counties in South Carolina which provide the bank the opportunity to participate in some of the fastest growing areas of our country. A recently published estimate of the United States Census Bureau lists the Myrtle Beach-Conway-North Myrtle Beach MSA as the 17th fastest growing Metropolitan Statistical Area from April 1, 2000 to July 1, 2006 The Wilmington MSA, which of course encompasses Brunswick County, North Carolina was ranked at #27. Brunswick County was listed as the 14th fastest growing county in the nation from July of 2005 to July of 2006 to further demonstrate how quickly our market is growing. Waccamaw is uniquely positioned to capitalize on the growth of our region and the bank is expanding as rapidly as possible in order to participate in this growth while providing our shareholders the long term value they deserve.”

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating eleven offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs.  There are presently two offices under construction at Sunset Beach, North Carolina and Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on the Bank’s website at http://www.waccamawbank.com.

Information in the press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044